State of Delaware
Secretary of State
Division of Corporations
Delivered 02:15 PM 03/27/2013
FILED 02:09 PM 03/27/2013
SRV 130365908 - 5210014 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

BIMI ACQUISITION CORP., A DELAWARE CORPORATION

WITH AND INTO

BRAZIL INTERACTIVE MEDIA, INC., A DELAWARE CORPORATION

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the "DGCL"), Brazil Interactive Media, Inc., a Delaware corporation ("Brazil Interactive Media"), hereby certifies the following information relating to the merger of BIMI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NatureWell, Incorporated ("BIMI Acquisition"), with and into Brazil Interactive Media (the "Merger").

FIRST: The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the "Constituent Corporations"), are as follows:

Name of Constituent Corporation	State of Domicile
Brazil Interactive Media, Inc.	Delaware
BIMI Acquisition Corp.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of March 13, 2013 (the "Merger Agreement"), by and between Brazil Interactive Media and BIMI Acquisition, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 and by the written consent of their stockholders in accordance with Section 228 of the DGCL.

THIRD: Brazil Interactive Media shall be the surviving corporation of the merger (the "Surviving Corporation").

FOURTH: The Certificate of Incorporation of Brazil Interactive Media as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Surviving Corporation, except that Article One thereof shall be amended to read in its entirety as follows:

"1. The name of the corporation is BIMI, INC. (the "Corporation")."

FIFTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at the time of filing by the Secretary of State of Delaware.

SIXTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 151 W. Passaic Ave., Rochelle Park, NJ 07762.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[signature page follows]

IN WITNESS WHEREOF, Brazil Interactive Media, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer on this 26th day of March, 2013.

Brazil Interactive Media, Inc.

/s/ *Themistocles Psomiadis*
Themistocles Psomiadis
CEO and Chairman of the Board

NatureWell, Incorporated

/s/ *Themistocles Psomiadis*
Themistocles Psomiadis
CEO and Chairman of the Board

BIMI Acquisition Corp.

/s/ *Michael Novielli*
Michael Novielli
CEO